Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3ASR No. 333-269025) of RadNet, Inc.,
2.Registration Statement (Form S-8 Nos. 333-176324, 333-206311, 333-219824, 333-257638 and 333-273856) pertaining to the RadNet, Inc. Equity Incentive Plan, and
3.Registration Statement (Form S-8 No. 333-238874) pertaining to the 2017 Stock Incentive Plan of DeepHealth, Inc.;

of our reports dated March 3, 2025, with respect to the consolidated financial statements of RadNet, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of RadNet, Inc. and subsidiaries included in this Annual Report (Form 10-K) of RadNet, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Los Angeles, California
March 3, 2025